Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BRIACELL THERAPEUTICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of (1)(2)	457(o)			$19,999,998.34		$0.0001531	$3062.00
Fees to Be Paid	Equity	(i) Common Shares, no par value				-		-	-
Fees to Be Paid	Equity	(ii) One Warrant to Purchase One Common Share (3)				-		-	-
Fees to Be Paid	Equity	Common Shares Underlying Warrants				105,000,000	(4)	$0.0001531	16,075.50
Fees to Be Paid	Equity	Pre-funded Units consisting of (1)(2)				-		-	(2)
Fees to Be Paid	Equity	(i) Common Shares (3)				-		-	-
Fees to Be Paid	Equity	(ii) Pre-Funded Warrants to Purchase Common Shares (3)				-		-	(2)
Fees to Be Paid	Equity	Common Shares Underlying Pre-Funded Warrants (2)				-		-	(2)
Fees to Be Paid	Equity	Placement Agent Warrants to Purchase Common Shares				-		-	(3)
Fees to Be Paid	Equity	Common Shares Underlying Placement Agent Warrants				$1,249,999.90	(5)	$0.0001531	$191.38
	Total Offering Amounts					126,249,998.24			$19,328.88
	Total Fees Previously Paid					-			$-
	Total Fee Offsets					-			$-
	Net Fee Due								$19,328.88

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The proposed maximum aggregate offering price of the Units will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-funded Units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $19,999,998.34.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares underlying the warrants is $105,000,000. This amount is based on the warrant exercise price of $5.25 multiplied by 20,000,000 shares, which represents the maximum number of shares that may be issued upon exercise of the warrants, assuming all warrants are issued in connection with the sale of Common Units at a purchase price of $1.00 per Common Unit. The final offering price per Common Unit sold in this offering will be determined between us and the placement agent based on market conditions at the time of pricing. Therefore, $1.00 may not be indicative of the final offering price.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants have an exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares underlying the Placement Agent Warrants is equal to $1,249,999.90 (which is equal to 5% of the proposed maximum aggregate offering price for the Units of $19,999,998.34 multiplied by 125%).